News Release:

Patriot Update

Vancouver, B.C., March 6, 2014 - Patriot Minefinders Inc. (“Patriot”, or the “Company”) (OTCBB: PROF)

Patriot Minefinders Inc. (OTCBB: PROF) reports that effective March 4, 2014, Fred Tejada, a current director of the Company, has been appointed as the interim Chief Financial Officer to serve in such capacity at the pleasure of the Company's board of directors until his resignation or dismissal. Mr. Tejada was appointed as interim Chief Financial Officer, to fill the vacancy created by the resignation of Justin Blanchet as Chief Financial Officer and director effective March 4, 2014. Mr. Blanchet's resignation is not the result of any disagreement with the Company.

Fred Tejada is 55 years old and has 30 years of international mineral industry experience. He worked with established mining companies and exploration-stage companies. Mr. Tejada is currently President of Tirex Resources Ltd. (TSX-V: TXX), a position he has held since October 2011. Tirex is a Vancouver-based company with near-term production projects in Albania. Prior to this, he served as Vice-President of Exploration for Panoro Minerals Ltd. (TSX-V: PML), from July 2007 to June 2011. During his time with Panoro Minerals, Mr. Tejada oversaw the resource definition drilling for two of the company's major copper deposits in Peru. From 1996 to 2004, Mr. Tejada held the position of President and Country Manager of the Philippine subsidiary companies for Phelps Dodge Exploration Corp., with responsibility over corporate matters and exploration activities including project generation, property acquisitions and permitting. Mr. Tejada currently serves as a director of High 5 Ventures Inc. (OTCQB: HHHEF, CNSX: HHH), a mineral exploration company.

On behalf of the Board

“Fred Tejada”
Fred Tejada, Director

Patriot Minefinders Inc
700 - 510 West Hastings Street
Vancouver, B.C., Canada V6B1L8
Tel. 604-687-7160 Fax. 604-687-7165
Email: info@patriotminefinders.com

Notice Regarding Forward-Looking Statements

This current report contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. As well, Patriot gives no assurances that the assumptions upon which such forward looking statements are based will prove to be correct. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual reports, our quarterly reports, and other reports filed from time-to-time with the Securities and Exchange Commission.